[letterhead of Lake & Associates CPA’s LLC]

October 30, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

RE: China Fruits Corp.

File Ref. No. 000-22373

Dear Sir/Madam:

We have read the statements included in the Form 8-K, dated October 30, 2013, of China Fruits Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in Item 4.01 (a) insofar as they relate to our firm.

Yours very truly,

/s/ Lake & Associates CPA’s LLC

Lake & Associates CPA’s LLC

Schaumburg, Illinois